UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2009

EXACTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-28240	59-2603930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2320 NW 66th Court

Gainesville, Florida 32653

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (352) 377-1140

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

In November 1997, we entered into a $3,900,000 industrial revenue bond financing with the City of Gainesville, Florida, under the terms of which the City issued industrial revenue bonds and loaned the proceeds to Exactech. The loan was payable in annual installments, and due in full November 2017. This loan was secured by an irrevocable letter of credit issued by a bank. Under the terms of the bonds and the loan, a remarketing agent was engaged who periodically set the variable rates under the bonds and attempts resales, or remarketing, of the bonds in the secondary market. During the second quarter of 2009, we were notified the remarketing agent has been unable to remarket the bonds. Under the terms of the governing indenture, if the remarketing agent is unable to remarket the bonds prior to the expiration date of the letter of credit securing them, we would be required to repay all principal and accrued interest on the bonds. The letter of credit expires in November 2009.

On August 20, 2009, prior to the expiration date of the letter of credit and any date on which we might be obligated to repay the loan, we elected to repay in full the current loan balance outstanding of $1.4 million and interest of $3,000. No prepayment penalties were assessed. We funded the payment using our current borrowing on our line of credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACTECH, INC.

Date:	August 25, 2009	By:	/s/ Joel C. Phillips
Joel C. Phillips
Chief Financial Officer